SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to 14(a) of the Securities Exchange
Act of 1934 (Amendment No. 2)

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:
( )   Preliminary Proxy Statement
( )   Confidential, for Use of the Commission Only (as
      permitted by Rule 14a-6(e)(2))
(x) Definitive Proxy Statement
( )   Definitive Additional Materials
( ) Soliciting Material Pursuant to s240.14a-11(c) or s240.14a-12

              Integral Systems, Inc.
(Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(x) No fee required.
( ) Fee computed on table below per Exchange Act Rules
14a-6(I)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


3) Proposed maximum aggregate value of transaction:


4) Total fee paid:


( )   Fee paid previously with preliminary materials.

( )   Check box if any part of the fee is offset as provided
by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No:

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4) Date Filed:


                          INTEGRAL SYSTEMS, INC.
                       ANNUAL SHAREHOLDERS MEETING

                              COMPANY PROXY


THIS PROXY IS BEING SOLICITED BY INTEGRAL SYSTEMS, INC. (THE "COMPANY").
The Company is making this proxy solicitation solely by mail and does not intend to use any specially engaged employees or paid solicitors to solicit proxies. This proxy statement and form of proxy are being mailed to shareholders on or about May 8, 1997. No Director of Integral Systems,
Inc. has advised the Company that he or she intends to oppose any action intended to be taken by the Company as set forth in this proxy.

The undersigned shareholder hereby appoints Steven R. Chamberlain, Robert
P. Sadler, and Thomas L. Gough or each or any of them, with full power of substitution, as proxy, to vote all shares of common stock of Integral Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, JUNE 4, 1997 at 6:00 p.m. at the PATUXENT GREENS COUNTRY CLUB, 14415 GREENVIEW DRIVE, LAUREL, MARYLAND and at any and all adjournments thereof, for the transaction of such business as may properly come before the meeting, including the items set forth below.

The Company's Board of Directors recommends a vote for the following proposals:

1.	ELECTION OF DIRECTORS:

Steven R. Chamberlain, Thomas L. Gough, Dominic A. Laiti, R. Doss
McComas,
Robert P. Sadler, Bonnie K. Wachtel

               FOR {   }	             WITHHOLD {   }

 Additional information concerning the Board of Directors is contained on pages 3 and 4 of this proxy statement.

You may withhold authority to vote for any individual nominee listed above.
TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THAT NOMINEE'S NAME IN THE SPACES PROVIDED BELOW.



2.	INCREASE NUMBER OF AUTHORIZED SHARES FROM 2 MILLION TO 10 MILLION.

The Company proposes to increase the number of shares of common stock which the Company is authorized to issue from the current level of 2 million shares of common stock to 10 million shares of common stock (an increase of 8 million shares of common stock). Additional Information concerning the proposed increase in the number of authorized shares is contained on page 5 of this proxy statement.

FOR {   }               WITHHOLD {   }            ABSTAIN {   }

3.	ISSUE ADDITIONAL SHARES PURSUANT TO A 3-FOR-1 STOCK SPLIT.


If the shareholders authorize the Company to increase the number of authorized shares of common stock, the Company proposes to issue additional shares of common stock to its existing shareholders pursuant to a 3-for-
1 pro rata stock split. The additional shares of common stock would bear the same voting, dividend and other rights as the shares of the Company's common stock currently issued and outstanding. Additional Information concerning the proposed issuance of additional shares of common stock is contained on pages 5 and 6 of this proxy statement.

FOR {   }                        WITHHOLD {   }            ABSTAIN { }

IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may come up before the meeting.

THIS PROXY IS REVOCABLE AT ANY TIME BEFORE MAY 30, 1997 BY THE SHAREHOLDER. In order to revoke this proxy,the shareholder must deliver notice in writing to Mrs. Diane Hyde, Integral Systems, Inc., 5000 Philadelphia Way,
Suite A. Lanham, MD 20706, Fax: 301-731-9606, which notice MUST BE
RECEIVED NO LATER THAN 5:00 P.M. ON May 30, 1997.

IMPORTANT INFORMATION ABOUT VOTING PROCEDURES

In order for business to be transacted at the annual meeting, a quorum of shareholders must be present at the meeting, either in person or by proxy. A quorum exists if the holders of stock having a majority of the voting power of the stock entitled to vote at the meeting are present either in person or by proxy.


Each shareholder is entitled to ONE VOTE FOR EACH SHARE of stock owned.
There are no cumulative voting rights for the election of directors or for any other matter. Each of the measures that are the subject of this proxy shall be decided by the majority of the votes cast by the shareholders present in person or by proxy. Votes will be counted by the simple counting of votes cast, and ABSTENTIONS AND BROKER NON-VOTES WILL NOT BE COUNTED to calculate the existenceof any majority for the purposes of determining whether or not a resolution is passed.

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, this Proxy will be voted FOR the directors and proposal detailed in the proxy statement. Shareholders of record on MAY 7, 1997 are entitled to vote their shares.

Please print your name, address and number of shares in the spaces indicated below, sign and date this form and return it by mail or by fax to:
Mrs. Diane Hyde, Integral Systems, Inc., 5000 Philadelphia Way, Suite A, Lanham, Maryland 20706, Fax: (301) 731-9606


           SHAREHOLDER NAME:


                    ADDRESS:


              NO. OF SHARES:


                  SIGNATURE:                  DATE:

                     ELECTION OF DIRECTORS

Six directors are to be elected at the meeting, each to hold office until the next Annual Meeting or until a successor is duly elected and qualified. The nominees for election as Directors are:

NAME                          OCCUPATION

Steven R. Chamberlain         Chairman of the Board, Chief
                              Executive Officer, Integral Systems, Inc.

Thomas L. Gough, Jr.          President and Chief Operating
                              Officer, Integral Systems, Inc.

Dominic A. Laiti              Independent Consultant, Former
                              President and Director of
                              Globalink, Inc.; former President
                              of Hadron, Inc.

R. Doss McComas               Chairman/Chief Executive Officer
                              of Plexsys, International, Vice
                              President of Business Development
                              for COMSAT RSI

Robert P. Sadler              Secretary/Treasurer, Vice
                              President, Quality Control,
                              Integral Systems, Inc.

Bonnie K. Wachtel             Vice President and General
                              Counsel, Wachtel and Company, Inc.


BACKGROUND

STEVEN R. CHAMBERLAIN, 41, a company founder, has been Chairman of the Board and Chief Executive Officer since June, 1992, President since May, 1988 and a Director since 1982. He served as Vice President from 1982 until he became President. From 1978 to 1982, Mr. Chamberlain was employed by OAO Corporation where he progressed from Systems Analyst to Manager of the Offutt Air Force Base field support office. Mr. Chamberlain holds a B.S. degree in Physics from Memphis State University and has done graduate work in Physics and Mathematics at Memphis State and the University of Maryland.

THOMAS L. GOUGH, JR., 48, became a member of ISI's staff in January, 1984. In March of 1996 he was elected to the Board of Directors of Integral Systems having served as President and Chief Operating Officer since June, 1992. For three years before being named President he served as Vice President and Chief Financial Officer. Prior to joining ISI he was employed by Business and Technological Systems, Inc., serving initially as a Project Leader and later as the Software Systems Division Manager. From 1972 to 1977 he was employed by Computer Sciences Corporation where he progressed from programmer/analyst to section manager. Mr. Gough earned a BS degree from University of Maryland where he majored in Information Systems Management in the School of Business and Public Administration.


DOMINIC A. LAITI, 65, was elected as a director of the company in July, 1995. Mr. Laiti is presently employed as an independent consultant and was President and Director of Globalink, Inc. from January, 1990 to December,

1994. He has over twenty-five (25) years of experience in starting, building and managing high-technology private and public companies with annual revenues from two million to over 120 million dollars. Mr. Laiti was President of Hadron, Inc. from 1979 to 1989, Vice President of Xonics, Inc. from 1972 to 1979, and Vice President of KMS industries from 1968 to 1972. He is a former Director of United Press International, Saturn Chemicals Company, Hadron, Inc., Telecommunications Industries, Inc., MAXXAM Technology, Inc. and Jupiter Technology, Inc.

R. DOSS McCOMAS, 42, has been a director since July, 1995. Mr. McComas is currently Chairman and Chief Executive Officer of Plexsys International, a COMSAT RSI equity investment. He also serves as the Vice President of Business Development for COMSAT RSI. Previously at COMSAT RSI he has served in various capacities including: General Council, Vice President of Acquisitions, Strategic Planning and International Marketing, and Group Vice President responsible for international operations. COMSAT RSI supplies products and services to the wireless, satellite, air traffic control and other specialized markets. Mr. McComas has a B. A. degree from Virginia Polytechnic Institute, an M.B.A. from Mt. Saint Mary's College, and a J.D. from Gonzaga University.

ROBERT P. SADLER, 46, a company founder, has been Director, Secretary, and Treasurer since 1982. In May, 1988 he was appointed Vice President of Administration, in June, 1992, he was appointed Vice President, Quality Control. From 1976 to 1982, Mr. Sadler was employed at OAO Corporation where he progressed from Computer Analyst to Project Manager. Mr. Sadler obtained a B.S. in Mathematics and a B.S. in Computer Sciences from Pennsylvania State University and a M.S. in Management of Information Systems Technology from George Washington University.

BONNIE K. WACHTEL, 41, has served as Director since May, 1988. Since 1984, she has been Vice President, General Counsel, and a Director of Wachtel & Co., Inc., an investment banking firm in Washington, DC. Ms. Wachtel serves as a Director of several corporations including VSE Corporation and Information Analysis, Inc. She holds a B.A. and M.B.A. from the University of Chicago and a J.D. from the University of Virginia, and is a Certified Financial Analyst.


The Board of Directors appointed Mr. Thomas L. Gough and Ms. Bonnie
Wachtel to serve on the Stock Option Committee of the Board of Directors effective December 8, 1995. The Stock Option Committee operates subject to the authority of the Board of Directors. The Stock Option Committee's functions encompass making determinations relating to the terms and conditions, and the issuance, of stock options. The Stock Option
Committee formally convened once during the fiscal year ended September 30, 1996.

A total of four meetings were formally convened by the Board of Directors since the Annual Shareholders Meeting in March, 1996.

           INCREASE IN AUTHORIZED NUMBER OF SHARES

The Company is currently authorized to issue up to 2 million shares of one class of common stock, par value $0.01 per share (the "Common Stock"). The Company is not authorized to issue additional classes of shares. At March 31, 1997, the Company had 952,846 shares of Common Stock outstanding.

The Company is seeking authority to increase the number of authorized shares of Common Stock from the current level of 2 million shares to 10 million shares (an increase of 8 million shares). The additional shares of Common Stock would bear the same rights with respect to voting, dividends, liquidation and other matters as all of the currently outstanding shares of the Company's Common Stock.

The Company is seeking authority to increase the number of authorized shares of Common Stock in order to allow the Company to issue additional shares to existing shareholders in a pro rata 3-for-1 stock split, to provide the Company additional flexibility to raise additional capital, attract new talent to the Company and to facilitate potential mergers and acquisitions activities in which the Company may wish to engage in the future.

The increase in the number of authorized shares of Common Stock will not, in itself, have any effect on the rights of existing security holders of the Company. For a description of the effects of the proposed 3-for-1 stock split on existing security holders of the Company, see "Issuance of Additional Shares Pursuant to 3-for-1 Stock Split" below. If the shareholders do not approve the increase in the authorized number of shares, the proposed stock split cannot be made; a vote against the increase in authorized shares may have the effect of a vote against the proposed stock split.

The Company does not currently have nay plans to issue additional shares of Common Stock except for the proposed 3-for-1 stock split described below under "Issurance of Additional Shares Pursuant to 3-for-1 Stock Split". Any future issuance of additional shares of Common Stock, whether as a result of an effort to raise additional capital, attract new talent, facilitate mergers and acquisitions activities or otherwise, will be subject to the prior approval of the Company's Board of Directors and, in some circumstances, of the Company's shareholders. While the definitive terms and conditions of any such future transaction are presently unknown, it is possible that certain such transactions could dilute the percentage share ownership of the Company's existing shareholders.

The Company is not in arrears in dividends with respect to any of the shares of its Common Stock.

Information required by Item 13 of Schedule 14A is included in this proxy statement under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Disagreements on Accounting and Financial Disclosure" and "Financial Statements".


   ISSUANCE OF ADDITIONAL SHARES PURSUANT TO 3-FOR-1 STOCK SPLIT

The Company is seeking authority to issue additional shares of Common Stock to existing shareholders pursuant to a 3-for-1 stock split (the "Stock Split"), if the shareholders authorize the Company to increase the number of authorized shares of Common Stock from the current level of 2 million shares to 10 million shares (an increase of 8 million shares). If the shareholders do not approve the increase in the authorized number of shares, the proposed stock split cannot be made.

The newly-issued shares of Common Stock would bear the same rights with respect to voting, dividends, liquidation and other matters as all of the currently outstanding shares of the Company's Common Stock.

If the Stock Split is approved, the Company would issue, on a pro rata basis to all existing shareholders of the Company at the time of the Stock Split, two additional shares of Common Stock for every one share of Common Stock held by a shareholder. As of March 31, 1997, the Company had 952,846 shares of Common Stock outstanding. Giving effect to the Stock Split, the Company would have a total of 2,858,538 shares of Common Stock outstanding. Because the Stock Split would be carried out on a pro rata basis, no dilution of ownership will result directly from the Stock
Split.

The Company is seeking authorization to issue additional shares pursuant to the Stock Split in order to increase liquidity in the trading market for the Company's Common Stock. The Company's Common Stock is listed on NASDAQ under the symbol "ISYS". The Company believes that the Stock Split, if approved, would increase liquidity in the trading market for the Company's Common Stock by increasing the number of shares available for trading. However, the trading markets for equity securities, including the market for the Company's Common Stock, are subject to a number of factors outside the control of the Company that can substantially impact price, liquidity, volume and other market characteristics. No assurance can be made that an actual increase in the liquidity of the trading market for the Company's Common Stock will occur as a result of the Stock
Split.

The Company is not in arrears in dividends with respect to any of the shares of its Common Stock.

Information required by Item 13 of Schedule 14A is included in this proxy statement under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Disagreements on Accounting and Financial Disclosure" and "Financial Statements".

EXECUTIVE COMPENSATION

CASH COMPENSATION

The following table sets forth compensation received by the Company's CEO and four highest paid executive officers who earned over $100,000 during the fiscal year ended September 30, 1996:

                      SUMMARY COMPENSATION TABLE

            Annual Compensation          Long-Term Compensation
                                         Awards         Payouts
                                    Other
                                    Annual Restricted               All other
Name and                            Compen- Stock             LTIP   Compen-
Principal                            sation  Award(s) Options/ Payouts sation
Position          Year Salary($) Bonus($) ($)($) ($)    SAR (#) ($) ($)(1)
CEO
S. R. Chamberlain  1996 $114,179 $14,000               15,000           $11,486
                   1995 $108,577 $14,000                7,500           $10,502
                   1994 $105,998 $13,975                    0           $11,208

PRESIDENT
Thomas L. Gough    1996 $101,581 $ 8,000               10,000           $10,061
                   1995 $ 98,048 $11,000                    0           $ 9,318
                   1994 $ 93,645 $10,980                    0           $ 9,677

VP, Commercial
Systems
Steven A. Carchedi 1996 $ 97,771 $12,000               10,000           $ 9,572
                   1995 $ 94,926 $12,000                2,000           $ 8,944
                   1994 $ 91,896 $ 9,479                    0           $ 9,479

VP, Engineering
Manufacturing
Steven K. Kowal    1996 $ 97,771 $ 9,000                4,000           $ 9,572
                   1995 $ 94,926 $ 9,500                    0           $ 8,944
                   1994 $ 91,896 $ 9,479                    0           $ 9,452

VP, Asia Pacific
Operations
William I. Tittley 1996 $ 98,891 $26,456                1,000          $10,684
                   1995 $ 96,050 $ 7,000                5,000          $ 9,046
                   1994 $ 93,006 $ 6,018                    0          $ 9,779

(1) Employer Pension Contributions

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS
                              Percent of Total
                    Number of  Options/SARs
                      Options/   Granted to
                        SARs       Employees  in Exercise/Base
Expiration
Name                  Granted    Fiscal Year  Price($)          Date
CEO
S. R. Chamberlain      15,000         18%    *$22.50            2001

PRESIDENT
Thomas L. Gough        10,000         12%     $23.50            2001

VP,
COMMERCIAL SYSTEMS
Steven A. Carchedi     10,000         12%    *$22.50            2001

VP,
ENGINEERING
MANUFACTURING
Steven K. Kowal         4,000          5%     $21.50            2001

VP, ASIA PACIFIC
OPERATIONS
William I. Tittley      1,000          1%     $21.50            2001
*Average price


COMPENSATION PURSUANT TO PLANS

BONUS

ISI's Board of Directors awards annual bonuses to officers and employees based on employee performance and profits. Currently no formal plan exists for determining bonus amounts.

PENSION PLAN

Integral Systems has in place a Profit Sharing and 401K Plan for the benefit of substantially all employees. Contributions to the Profit Sharing Plan consist of discretionary amounts determined each year by the board of directors based upon net profits for the year and total compensation paid. The 401K Plan allows employees to make elective deferrals not to exceed 10% of compensation.

Integral Systems also has a Money Purchase Plan, which allows the employer to contribute an additional 5% of eligible salaries. This 5% contribution is mandatory.

STOCK OPTION PLAN

There were 85,600 option shares granted in Fiscal Year 1996, 8,787 option shares exercised; 5,000 options were canceled.

At the close of Fiscal Year 1996, there were a total of 117,987 options issued and outstanding. On December 1, 1995, William I. Tittley, the Company's Vice President for Asia Pacific Operations, exercised options for 2,700 shares. On June 27, 1996, Donald F. Mack, Jr., the Company's Vice President of Engineering, exercised options for 1,000 shares.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
OPTION/SAR VALUES

(a)        (b)             (c)           (d)             (e)
                                          Number of
                                          Securities      Value of
                                          Underlying      Unexercised
                                          Unexercised     In-the-Money
                                          Options/SARS at Options/SARs at
                                          FY-End #        FY-End ($)
           Shares Acquired                Exercisable     Exercisable
Name       on Exercise(#)  Value Realized Unexercisable   Unexercisbale

VP, Asia
Pacific
Operations
William I.
Tittley          2,700         $46,525        3,500           $65,875
                                         (unexercisbale)  (unexercisable)



COMPENSATION OF DIRECTORS

Effective July 1, 1995, outside directors who are not full-time employees of the Company receive $5,000 per year for their services. In addition, it is the company's practice to grant stock options up to 5,000 shares at fair market value to outside directors upon joining the Board.


TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL TERMINATION

The company has no compensatory plan or arrangement with respect to any individual named in the Cash Compensation Table which results or will result from the resignation, retirement or any other termination of such individual's employment with the Company or its subsidiaries or from a change in control of the Company or a change in the individual's responsibilities following a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

No person, with the exception of those set forth in the table below, known to the Company owns beneficially more than 5% of the Company's outstanding shares of Common Stock as of September 30, 1996:

Common    Steven R. Chamberlain                 79,040      7.7%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Thomas L. Gough                       37,850      3.7%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Robert P. Sadler                      52,340      5.1%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Donald F. Mack, Jr.                   11,350      1.1%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    William I. Tittley                     3,800       .4%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Steven K. Kowal                       43,346      4.2%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Steven A. Carchedi                    26,500      2.6%
          5000 Philadelphia Way, Suite A,
          Lanham, MD  20706

Common    Bonnie K. Wachtel                      5,000       .5%

Common    Dominic A. Laiti                       5,000       .5%

Common    R. Doss McComas                        5,000       .5%

All Officers and Directors of Integral Systems as a group own 279,186 shares representing 27% of the outstanding shares of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


                 COMPARISON OF FISCAL YEAR 1996
                      TO FISCAL YEAR 1995

The components of the Company's income statement as a percentage of revenue are depicted in the following table for fiscal years 1996 and 1995. Certain classifications and presentations from fiscal year
1995 have been changed to be consistent with fiscal year 1996 formats.

                                       % of                       % of
                       1996          Revenue                    Revenue
                     (000's ommitted)            (000's ommitted)
Revenue               $11,217         100.0       $10,771         100.0

Expenses
    Cost of Revenue     8,217          73.2         8,290          77.0
    Selling, General &
    Admin.              1,758          15.7         1,434          13.3
    Bad Debt Expense      233           2.1             -             -
    Prod. Amortization    509           4.5           509           4.7
    Other                  -2             -           -38           -.3
    Income Taxes          179           1.6           195           1.8

Total Expenses         10,894          97.1        10,390          96.5

Net income               $323           2.9          $381           3.5


REVENUE

The Company's principal components of revenue for fiscal years 1996 and 1995 are as follows:


                                           % of                 % of
                                 1996     Revenue      1995    Revenue
                           (000's omitted)          (000's omitted)

Government Revenue             $5,686      50.7        $6,239       57.9

Commercial Revenue
    EPOCH                       4,240      37.8         3,512       32.6
    OASYS/ DRS/
    Other                         629       5.6           753        7.0
    IMI                           662       5.9           267        2.5

    Total                       5,531      49.3         4,532       42.1

Total Consolidated Revenue    $11,217     100.0       $10,771      100.0

Consolidated revenue increased by approximately $450,000 between the fiscal year ended September 30, 1996 and the fiscal year ended September 30, 1995, principally because of new contract awards related to the sale of the Company's EPOCH product along with associated integration services. Revenue increases from EPOCH related business more than offset a $550,000 decline in the Company's Government business. The Government decline is believed to be temporary as new contracts in this segment received at the end of fiscal year 1996 should provide for higher revenue levels (compared to both 1996 and 1995) during fiscal year 1997. Although less than 6% of consolidated Company revenues, Integral Marketing, Inc. (IMI) achieved approximately 150% of revenue growth in 1996 over 1995.

During fiscal year 1996, the Company derived approximately 49% of its revenues from the sale of its commercial products and related services as opposed to 42% of such revenue during the prior fiscal year. The increase correlates to the Company's conscious effort to reduce its reliance on the Federal Government, and to utilize its recently developed software products to gain access to organizations in order to sell both its products and associated integration and support services.

Although the Company believes that its full cadre of software products is important for its future growth and prosperity, to date the Company's largest product investment relates to the development of its EPOCH software, a COTS (commercial off-the-shelf) product for satellite command and control. The Company believes that it is unique in its status as the only entity with COTS software capable of "flying" satellites built by any satellite manufacturer in the world.
 In fact during April, 1996 the Company was awarded a strategically important contract, a copy of which has been filed herewith as an exhibit, from AT&T Corporation to provide its COTS products (and related integration services) to command and control a fleet of satellites composed of spacecraft from multiple manufacturers. The preponderance of revenue to be derived from this contract is expected to be realized in fiscal year 1997.

During fiscal year 1996, the Company recorded approximately $4.2 million of revenue for its EPOCH product and associated services compared to $3.5 million of revenue during fiscal year 1995. The 1996 EPOCH revenue total included approximately $465,000 of license revenue compared to approximately $345,000 of this revenue type recorded in 1995. The Company's material agreements with Allied Signal Technical Services Corporation with respect to a project for the Republic of China National Space Program Office, contain licensing provisions.

Because license revenues have nominal marginal costs associated with them, this form of revenue is highly important to the Company's overall profitability. Looking forward to fiscal year 1997, the Company is encouraged that its current contract backlog includes in excess of $500,000 of unearned license revenues for its EPOCH product.

The principal balance of the Company's commercial revenues pertain to other proprietary products as follows: OASYS (Orbital Analysis System); DRS (DOMSAT Receive Station); and a collection of software pertaining to database and information system applications. During 1996, the Company recorded approximately $630,000 of revenue related to the sale of products and services under these programs compared to approximately $750,000 of revenue recorded last fiscal year. The decrease principally relates to the Company's decision to cease operations of its information and database software operation as a discreet profit center. All software development costs associated with this line of business have been fully amortized as of September 30, 1996.

EXPENSES

Cost of revenue as a percentage of revenue for fiscal year 1996 was 73.2% compared to 77.0% for fiscal year 1995. The improvement in these ratios is principally attributable to gross margin gains in the Company's EPOCH operation as well as increased margins at IMI.

SG&A increased in both absolute terms (by approximately $325,000) and as a percentage of revenue (15.7% vs. 13.3%) in 1996 over 1995. The increases reflect the Company's continued program to enhance and augment its selling efforts, including a very concerted effort (and expense) to sell its commercial products internationally.

During 1996 the Company recorded a non-recurring $233,000 bad debt expense attributable to a customer's inability to pay. Despite this reserve, the Company is vigorously pursuing collection of this receivable.

GENERAL

Overall, net income as a percentage of revenue was 2.9% in fiscal year 1996 compared to 3.5% in fiscal year 1995, while pretax income was approximately $75,000 lower in 1996 compared to 1995. Were it not for the bad debt expense described above, pretax income would have been 28% greater in 1996 over 1995. Further the Company's fourth quarter of fiscal year 1996 included its highest ever quarterly revenue total ($3.9 million) and its second highest ever pretax profit level ($448,000). Because of its fourth quarter performance, its current and significant backlog, and contracts to be imminently received, the Company believes that results for fiscal year 1997 will exceed those recorded in fiscal year 1996 for both revenue and profitability.


LIQUIDITY AND CAPITAL RESOURCES

The Company has been profitable on an annual basis since inception and has been able to generate adequate cash flow from operations to fund its operating and capital expenses. To supplement operating cash flows, the Company has access to a line of credit facility in the amount of $1.2 million which is currently unused. (See Note 5 of the Notes to Financial Statements). During fiscal year 1996, the Company used approximately $146,000 for operating activities and used an additional $739,000 for investing activities, including approximately $432,000 for newly capitalized software development costs.

As a result of its current cash reserves, its unused line of credit, its current profitability and management's internal budgeting and planning, the Company believes it will have adequate cash resources to meet its obligations for the foreseeable future. Although operating and investing activities consumed significant sums of cash during 1996, the Company does not believe it will have to rely on external sources of cash (i.e. its line of credit) to fund its growth and future software development in fiscal year 1997.

In terms of capital purchases, historically the Company has funded such items through operating cash flow or capital lease. The Company currently has no plans for major capital purchases in the ensuing twelve month period, although the Company plans to continue to invest in the continued development and improvement of its principal software products, EPOCH and OASYS.

              INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET
                        SEPTEMBER 30, 1996


ASSETS

Current assets

Cash and cash equivalents               $1,369,915
Accounts receivable                      4,849,886
Employee receivables                        24,200
Prepaid expenses                            59,956
Deferred income taxes                       73,913

Total current assets                     6,377,870

Property and equipment, at cost, net of
 accumulated  depreciation
 and amortization of $446,769              399,108

Other assets

Deposits                                     7,182
Software development costs, net of
accumulated amortization of $1,463,779   1,295,514

Total assets                            $8,079,674


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

Accounts payable - trade                  $786,701
Accrued expenses                         1,157,356
Billings in excess of revenue for
contracts in progress                      128,925
Income tax payable                          48,060

Total current liabilities                2,121,042


Commitments and contingencies

Common stock, $.01 par value, 2,000,000
 shares authorized, 952,533 shares
 issued and outstanding                      9,525
Additional paid-in capital                 825,311
Retained earnings                        5,123,796

Total stockholders' equity               5,958,632


Total liabilities and
 stockholders' equity                   $8,079,674

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
CONSOLIDATED FINANCIAL STATEMENTS.

          INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE YEARS ENDED SEPTEMBER 30, 1996 AMD 1995


                                          1996          1995
Revenue                                   $11,217,148  $10,770,661

Cost of revenue
  Direct labor                              3,617,255    3,526,899
  Direct equipment and subcontracts         1,567,215    2,218,243
  Travel and other direct costs               302,373      159,992
  Overhead costs                            2,729,793    2,385,043

Total cost of revenue                       8,216,636    8,290,177

Gross margin                                3,000,512    2,480,484

Selling, general and administrative         1,758,248    1,434,296
Product amortization                          509,477      508,556
Bad debt expense                              232,708            -

Income from operations                        500,079      537,632

Other income (expense)
  Interest income                              65,396       76,222
  Interest expense                             (2,320)      (2,529)
  Miscellaneous, net                          (60,787)     (35,139)

Income before income taxes                    502,368      576,186

Provision for income taxes                    179,351      195,483

Net income                                   $323,017     $380,703

Weighted average number of common shares      948,021      942,155

Earnings per share:

Net income                                       $.34         $.40


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

               INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

Balance, September 30, 1994 938,020 $9,380 $635,541 $4,420,076 $5,064,997

Stock options exercised       5,726     57   60,896          -     60,953

Net income                        -      -        -    380,703    380,703

Balance, September 30, 1995 943,746  9,437  696,437  4,800,779  5,506,653

Stock options exercised       8,787     88  128,874          -    128,962

Net income                        -      -        -    323,017    323,017

Balance, September 30, 1996 952,533 $9,525 $825,311 $5,123,796 $5,958,632

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

              INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

Cash flows from operating activities:
 Net income                                            $323,017    $380,703
 Adjustments to reconcile net income to
  net cash provided by operating activities:
     Depreciation and amortization                      705,793     677,207
     Change in deferred taxes                           (13,194)     20,805
     (Increase) decrease in:
       Accounts receivable                           (1,366,109) (1,090,207)
       Interest receivable                                    -      10,333
       Prepaid expenses and deposits                      4,549     (46,815)
       Employee receivable                              (24,200)          -
       Income tax receivable                                  -       6,361
       (Decrease) increase in:
       Accounts payable - trade                         434,706     145,031
       Accrued expenses                                 282,108    (157,414)
       Billings in excess of revenue
       for contracts in progress                       (432,277)    337,288
       Income tax payable                               (60,421)    108,481

Total adjustments                                      (469,045)     11,070

Net cash (used) provided by operating activities       (146,028)    391,773

Cash flows from investing activities:
       Acquisition of property and equipment           (306,799)   (217,642)
       Software development costs                      (431,773)   (315,470)
       Sale of marketable securities                          -     403,100

       Net cash used in investing activities           (738,572)   (130,012)

Cash flows from financing activities:
       Proceeds from issuance of common stock           128,962      60,953

Net (decrease) increase in cash                        (755,638)    322,714

Cash and cash equivalents, beginning of year          2,125,553   1,802,839

Cash and cash equivalents, end of year               $1,369,915  $2,125,553


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

1.	Summary of Significant Accounting Policies

	Principles of Consolidation

	The accompanying consolidated financial statements include the accounts of Integral Systems, Inc. (the Company) and its wholly owned subsidiaries, Integral Marketing, Inc. (IMI) and InterSys, Inc. (InterSys). All significant intercompany transactions have been eliminated in consolidation.

	Use of Estimates

	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

	Revenue Recognition

	Revenue under cost-plus-fixed-fee contracts is recorded on the basis of direct costs plus indirect costs incurred and an allocable portion of the fixed fee. Revenue from fixed-price contracts is recognized on the percentage-of-completion method, measured by the cost-to-cost method for each contract. Revenue from time and materials contracts is recognized based on fixed hourly rates for direct labor expended. The fixed rate includes direct labor, indirect expenses and profits. Material or other specified direct costs are recorded at actual cost.

	Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The Company's contracts vary in length from one to four years.

	The fees under certain government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue at the time the amounts can be reasonably determined.

	Unbilled accounts receivable represents revenue recognized in excess of amounts billed. The liability, billings in excess of revenue for contracts in progress, represents billings in excess of revenue recognized.

	Revenue from commissions for the sale of equipment is recognized when customer orders are submitted. A reserve is made for possible reductions in or cancellations of customer orders.

	Depreciation and Amortization

	Property and equipment are stated at cost. The Company follows the policy of providing depreciation and amortization by charges, on the straight-line method, to operating expenses at rates based on estimated useful lives as follows:

   	Classification	            Estimated Useful Lives

	Electronic equipment          3 Years
	Furniture and fixtures        5 Years
	Leasehold improvements        Life of lease
	Software                      3 Years

	Maintenance and repair costs are charged to expense as incurred. Replacements and betterments are capitalized. At the time properties are retired or otherwise disposed of, the property and related accumulated depreciation or amortization accounts are relieved of the applicable amounts and any gain or loss is credited or charged to income.

	Software Development Costs

	The Company has capitalized costs related to the development of certain software products. In accordance with Statement of Financial Accounting Standards No. 86, capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and has been recognized for those products available for market based on the products' estimated economic lives which average five years. Due to inherent technological changes in software development, however, the period over which such capitalized costs is being amortized may have to be modified.


	Earnings Per Share

	Earnings per share computations are based on the weighted average number of common shares outstanding during each year and have been adjusted where appropriate for stock splits. The exercise of outstanding stock options would not result in a material dilution of earnings per share.

	Cash Concentrations and Cash Equivalents

	The Company considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash accounts are maintained primarily with one federally insured financial institution. Balances usually exceed insured limits, but management does not consider this to be a significant concentration of credit risk. Included in the cash balance is $89,057 held in a foreign bank account.

	Reclassification

	Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.


2.	Accounts Receivable and Revenue

	Accounts receivable at September 30, 1996 consists of the following:

Billed

Government - prime contracts        $669,556
Government - subcontractors          440,871
Commercial customers               1,655,615
  Subtotal                         2,766,042

Unbilled

Government - prime contracts         827,637
Government - subcontractors           91,269
Commercial customers               1,164,938
  Subtotal                         2,083,844

  Total                           $4,849,886


	Unbilled accounts receivable include amounts arising from the use of the percentage-of-completion or other methods of recognizing revenue that differ from contractual billing terms. Substantially all unbilled receivables are expected to be collected in one year.

	During the years ended September 30, 1996 and 1995, approximately 51% and 58%, respectively, of the Company's revenue was from prime contracts and subcontracts with departments and agencies of the U.S. Government. The remaining revenue consists of commercial contracts and sales of commercial products. For each of the years ended September 30, 1996 and 1995, commercial revenue included one customer which provided revenue in excess of 10% of total revenue.


3.	Property and Equipment

	Property and equipment as of September 30, 1996, are as follows:

Electronic equipment             $728,956
Furniture and fixtures             54,898
Leasehold improvements             11,365
Software                           50,658

Total property and equipment      845,877


Less: accumulated depreciation
and amortization                 (446,769)

                                 $399,108


4.	Software Development

	Software development costs at September 30, 1996, consist of the following:

Costs incurred                     $2,759,293
Less:  accumulated amortization    (1,463,779)
Total                              $1,295,514

The total amortization expense for the year ended September 30, 1996 is $509,477.

5.	Line of Credit

	The Company has a line of credit agreement with a bank at September 30, 1996 for $1,200,000. Borrowings under the line of credit bear interest at the bank's prime lending rate plus one-quarter of one percentage point per annum. Any accrued interest is payable monthly.
 The line of credit is secured by the Company's billed accounts receivable. The line also has certain financial covenants, including minimum net worth and liquidity ratios. The line expires February 28, 1998. At September 30, 1996, the Company had no outstanding balance under the line of credit.


6.	Accrued expenses

	Accrued expenses at September 30, 1996, consist of the following:

Accrued payroll                  $544,974
Accrued vacation                  253,950
Payroll taxes                     171,054
Retirement plan payable           158,897
Other                              28,481

                               $1,157,356

7.	Commitments and Contingencies

	Leases

	The Company is leasing office space for a five-year period that commenced March 15, 1994. Future minimum lease payments through March 14, 1999 are as follows:

Years ending September 30,1997             $219,520
                          1998              226,048
                          1999              105,131

                                           $550,699

	Lease payments do not include operating expenses, which are adjusted annually, or utilities. Rent expense was $254,327 and $248,944, for the years ended September 30, 1996 and 1995, respectively.


	Government Contracts

	A significant portion of the revenues of the Company represent payments made by the U.S. Government and by contractors that have prime contracts with the U.S. Government. These revenues are subject to adjustment upon audit by the Defense Contract Audit Agency
(DCAA). Audits by the DCAA have been completed on the Company's contracts and subcontracts through the year ended September 30, 1994.
 Management is of the opinion that any disallowances by the Government auditors, other than amounts already provided, will not materially affect the Company's financial statements.


7. Commitments and Contingencies (continued)

	Litigation

	During the fiscal year ended September 30, 1996, the Company sold certain of its software products along with specified hardware to a U.S. Government agency. The procurement required the Company to sell these items through an intermediary prime contractor. The value of the contract to the Company was $232,708.

	The Company fully complied with the terms of its contract, and although the third party prime contractor has been paid in full by the U.S. Government, the Company has received no payments to date. In August 1996, the Company filed a complaint in the Second Judicial District Court of the State of New Mexico against the prime contractor and its principal owner individually for breach of contract in an attempt to recover the value of its contract. Based on discovery received, the Company subsequently filed a motion for summary judgment against the defendants.

	In September 1996, the defendants filed a counterclaim against the Company alleging defamation, intentional interference with contractual relations and the prima facie tort of extortion. The
Company believes the counterclaim is without merit and will not have a materially adverse effect on its financial statements.

	Although the Company has fully reserved the receivable due under this contract ($232,708), it continues to vigorously pursue all legal remedies available to it.


8.	Income Taxes

	For the years ended September 30, 1996 and 1995, the provision for income taxes consisted of the following:


                                    1996        1995
Current tax expense
Federal                         $154,910    $142,972
State                             37,635      31,706

                                 192,545     174,678
Deferred tax (benefit)
expense                          (13,194)     20,805

Total provision                 $179,351    $195,483

At September 30, 1996, the tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                          Asset
                                        (Liability)

Depreciation and amortization            $(36,827)
Vacation accrual                           99,040
Revenue reserve                            11,700


Net deferred income tax asset             $73,913

	The effective income tax rates differ from the statutory United States income tax rate due principally to the following:


                                             1996     1995

Federal statutory rate                       34.0%    34.0%
State tax, net of federal
  income tax benefit                          4.6      4.6
Tax-exempt interest                             -     (0.8)
Tax deductible stock option compensation     (2.8)    (4.1)
Other, primarily change in estimate          (0.1)     0.2

Effective rate                               35.7%    33.9%


9.	Profit Sharing and Employee Benefits Plans

	The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees. Profit sharing contributions consist of discretionary amounts determined each year by the Board of Directors of the Company based upon net profits for the year and total compensation paid.
 The 401(k) feature allows employees to make elective deferrals not to exceed 10% of compensation. Effective January 1, 1995, the separate profit sharing and 401(k) plans were combined into one plan.

	The Company also has a money purchase plan. For the years ended September 30, 1996 and 1995, the money purchase plan obligated the Company to contribute 5% of eligible salaries under the plan.

	For the years ended September 30, 1996 and 1995, contributions to the plans totalled $473,552 and $455,269, respectively.

10.	Stock Option Plan

	Effective May 25, 1989, as amended on January 1, 1994, the Company established a stock option plan to create additional incentives for the Company's employees, consultants and directors to promote the financial success of the Company. The Board of Directors has sole authority to select full-time employees, directors or consultants to receive awards of options for the purchase of stock under this plan. The maximum number of shares of common stock which may be issued pursuant to the stock option plan is 200,000. The price of the options is set at the stock's bid price on the date of the Board of Directors meeting at which the option is granted. Options expire no later than ten years from the date of grant (five years for greater than ten percent owners) or when employment ceases, whichever comes first, and vest over three years.

	Stock option transactions under the plan for the years ended September 30, 1996 and 1995, are summarized as follows:

                                          1996       1995
Options outstanding, beginning of year    46,174     30,800
Granted                                   85,600     21,100
Exercised                                 (8,787)    (5,726)
Cancelled                                 (5,000)         -
Options outstanding, end of year         117,987     46,174

Option price range                        $21.50 to  $17.75 to
                                          $29.00     $26.00
Options exercisable, end of year          19,012     15,714
Options available, end of year            51,850    132,450



	The Company applies APB Opinion No. 25 in accounting for its stock option plan, and, accordingly, no compensation cost has been recognized for the plan. FASB Statement No. 123, "Accounting for Stock-Based Compensation"
(SFAS 123), is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 123 is optional; however, proforma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 will be required in the Company's financial statements for its fiscal year ending September 30, 1997.

11.	Supplemental Cash Flow Information

	For the years ended September 30, 1996 and 1995, income taxes paid, net of refunds, were $410,076 and $81,012, respectively. For the years ended September 30, 1996 and 1995, interest expense incurred and paid was $2,320 and $2,529, respectively.

12.	Business Segment Information

	During the year ended September 30, 1996, the Company's operations included two reportable segments:  Satellite ground systems and electronic test instrumentation and equipment marketing.

	The Company provides satellite ground systems - computer systems for satellite command and control, data processing, simulation, and flight software validation. Customers for these systems include U.S. Government organizations such as National Aeronautics and Space Administration
(NASA), the National Oceanic and Atmospheric Administration (NOAA), and the U.S. Air Force, as well as commercial satellite operators, both domestic and foreign.

	Through its wholly-owned subsidiary, IMI, the Company acts a manufacturer's representative, selling electronic test instrumentation and equipment to customers primarily in Maryland, Virginia and the District of Columbia.
(The Company's other wholly-owned subsidiary, InterSys, provides consulting services for satellite design and procurement, but is presently inactive.)

12.	Business Segment Information (continued)

	Summarized financial information is as follows:

                                           1996        1995
Net sales
  Satellite ground systems             $10,555,371  $10,503,423
  Marketing                                661,777      267,238

Income before taxes
  Satellite ground systems                 343,797      615,413
  Marketing                                158,571      (39,227)

Identifiable assets
  Satellite ground systems               6,139,157    4,981,702
  Marketing                                405,351      163,918

Capital expenditures
  Satellite ground systems                 305,220      216,896
  Marketing                                  1,579          746

Depreciation and amortization
  Satellite ground systems                 192,838      165,551
  Marketing                                  3,478        3,100

	Identifiable assets of the respective segments include accounts receivable, property and equipment, and software development costs. Cash and cash equivalents and the remaining assets are considered corporate assets. There were no significant intercompany sales.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company's independent public accountants for the fiscal year ended September 30, 1996 and for the current fiscal year are Rubino & McGeehin Chartered of Rockville, Maryland. Representatives of the Company's independent public accountants for the fiscal year ended September 30, 1996 and for the current year are not expected to be present at the annual meeting, or to be available to respond to questions, but will have the opportunity to make a statement if they desire to do so.


SHAREHOLDER PROPOSALS

In order for proposals by shareholders to be included in the Company's proxy statement, such proposals must be received by the Company not less than 120 calendar days in advance of the date of the Company's proxy statement released to shareholders in connection with the previous year's annual meeting, except that if no annual meeting was held during the previous year or the date of the Annual Meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, such a proposal must be received by the Company a reasonable time before the solicitation is made.

The last date on which a shareholder proposal for the 1998 annual meeting must be presented to the Company in order to be included in the Company's proxy statement for the 1998 annual meeting is December 29, 1997.

SECURITIES & EXCHANGE COMMISSION FILINGS

No reports on Form S-8 have been filed during the fiscal year 1996.

DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

            SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C.  20549

                          FORM 10-KSB/A
                           Amendment 2


    (Mark One)
         X    	ANNUAL REPORT UNDER SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934 {Fee Required}

For the fiscal year ended September 30, 1996

              	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
				SECURITIES EXCHANGE ACT OF 1934 {No Fee Required}

For the transition period from    		to

Commission file number    0-18603


Integral Systems, Inc.
(Name of small business issuer in its charter)


Maryland                                52-1267968
(State or other jurisdiction of	  (I.R.S. Employer Identification No.)
incorporation of organization)


5000 Philadelphia Way, Suite A, Lanham, MD      20706
(Address of principal executive offices)       (Zip Code)

Issuer's telephone number  (301) 731-4233

Securities registered under Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which registered

Securities registered under Section 12(g) of the Exchange Act:

           Common
        (Title of class)



        (Title of class)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

          Yes      X                     No

As of November 30, 1996, the aggregate market value of the Common
Stock of the Registrant (based upon the average bid and ask prices of the Common Stock as reported by the market makers) held by non-affiliates of the Registrant was $19,588,322.

As of November 30, 1996, 952,533 shares of the Common Stock of the Registrant were outstanding.

For the year ended September 30, 1996, the Registrant's revenues were $11,217,148.

                           PART 1


Item 1.  Business

General

Integral Systems, Inc. (hereinafter referred to as "ISI" or the "Company") is a leading provider of satellite ground systems: computer systems for satellite command and control, data processing, simulation, and flight software validation.
The Company believes it is the only provider that offers "commercial-off-the-shelf" ("COTS") software for satellites that is actually used in satellite operations. The Company's proprietary COTS products, the EPOCH 2000 system and the OASYS system, offer satellite operators a low-cost, highly-adaptable system that can be used for any currently operating satellite with minimal modification.

Customers for these systems include US Government organizations such as National Aeronautics and Space Administration (NASA), the National Oceanic and Atmospheric Administration (NOAA), and the US Air Force, as well as commercial satellite operators, both domestic and foreign. Integral Systems supports satellite missions for scientific research, remote sensing, meteorology, and communications applications. In addition, the Company offers ground system products explicitly for real-time environmental monitoring via satellite.

The Company has one active wholly owned subsidiary, Integral
Marketing, Inc. (IMI). IMI specializes in the sale and marketing of electronic equipment primarily for the telemetry, data acquisition and test communities.


Satellite Ground Systems

The Company offers off-the-shelf products as well as custom development services for satellite ground systems. The customers for the Company's products include government and commercial satellite operators, spacecraft manufacturers, and systems integrators. Typical sales involve a combination of off-the-shelf software and hardware products together with development services for mission specific requirements and system integration.

The Company's flagship commercial product is the EPOCH 2000 software which includes real-time command and control functions as well as off-line orbit analysis and mission planning functions. This product has gained international recognition and is currently used as a solution on a number of Government and commercial satellite programs. EPOCH 2000 components and turnkey systems (software and hardware) have been sold to a number of customers, including ChinaSat in the Peoples Republic of China, the National Space Program Office in Taiwan (ROCSAT), EOSAT, Earthwatch, Johns Hopkins University Applied Physics Laboratory, AT&T, GE Americom, APT Satellite Company, Loral, TRW, Orbital Sciences Corporation, the US Air Force, and the US Navy.

Integral Systems has ongoing systems engineering work under contract to NASA at the Goddard Space Flight Center. This work is in support of NASA's science satellites and includes development projects for telemetry and command systems and simulation as well as software verification and validation. The Company developed the first workstation-based satellite command and control system for NASA Goddard and has supported over a dozen different NASA space missions.

For NOAA, Integral Systems builds command and control systems as well as payload and image data processing systems for meteorological satellites. The Company has had extensive involvement in the both the TIROS and GOES satellite programs.

Recently, the company was awarded a large contract by NOAA to provide the command and control system for the Air Force's DMSP (Defense Meteorological) satellite fleet. Integral Systems has also built several generations of the DMSP hardware-in-the-loop simulator and provided the satellite manufacturer with a workstation-based flight software test facility. The Company provides the Air Force with ongoing services for independent verification and validation of the DMSP flight software using this simulator.

Integral Systems also provides a product, called the DOMSAT Receive Station (DRS), which facilitates the collection, storage, and analysis of environmental data. The DRS is a PC-based system which includes an antenna, receiver, and processing software which allows customers to take advantage of the complete NOAA GOES Data Collection System. The Company has sold over 60 DRS systems to customers including the Army Corps of Engineers, the US Geological Survey, and a variety of state and local governments. The applications include meteorology, water control, and pollution monitoring, as well as research in geomagnetism and hydrology.


Integral Marketing, Inc.

Through it's wholly-owned subsidiary, Integral Marketing, Inc.
(IMI), the Company acts as a manufacturer's representative, selling electronic test instrumentation and equipment to customers in Maryland, D.C., and Virginia. IMI currently represents 14 manufacturers.


Contract Revenue

Integral Systems'commercial revenue as a percentage of total revenue increased from 42% to 49% between fiscal year 1995 and fiscal year 1996. The Company is continuing to focus its marketing efforts on commercial opportunities. The Company's revenue for fiscal years 1996 and 1995 was generated from the following sources:

                    Fiscal Year

Customer          1996      1995

Commercial          49%      42%
NOAA                22%      30%
Air Force           17%      12%
NASA                12%      16%


ISI's services are principally performed under cost-plus-fixed-fee contracts, fixed price, and time-and-material contracts and subcontracts. Under cost-plus-fixed-fee contracts, the Company is reimbursed for allowable costs within the contractual terms and conditions and is paid a negotiated fee. Under fixed-price contracts, ISI is paid a stipulated price for services or products and bears the risk of increased or unexpected costs. Under time-and-materials contracts, the Company receives fixed hourly rates intended to cover salary costs attributable to work performed on the contract and related overhead expenses, reimbursement for other direct costs, and a stipulated profit. All contracts include specified objectives and performance periods ranging from a few weeks to several years, with most of the contracts providing for terms of 4 years or less.

The percentage of revenues derived by the Company under these different types of contracts for the fiscal years ended September
30, 1996 and 1995 is as follows:

                          Fiscal Year

Contract Type           1996        1995

Cost Plus                 39%         43%
Fixed Price               56%         53%
Time and Materials         5%          4%


Government Contracts

Company revenues from US Government contracts are derived from a combination of contracts with the US Government and subcontracts with other companies that have prime contracts with the US Government. The percentage of revenues received by the Company from prime contracts and subcontracts with the Government for fiscal years 1996 and 1995 are as follows:

                         Fiscal Year

Contract Source        1996      1995

Prime Contract           59%       46%
Subcontract              41%       54%


US Government contracting procedures may be categorized by formal advertising or procurement by negotiation. Negotiated procurements may, but do not necessarily, involve the solicitation of competitive proposals. If competitive proposals are solicited, the US Government selects the proposal most advantageous to it and then conducts negotiations with the selected bidder. Most contracts awarded to the Company or to other prime contractors for whom the Company served as a subcontractor were awarded on the basis of competitive procurements.

Many of the programs in which ISI participates as a contractor or subcontractor extend for several years, but are funded only on an annual basis. Accordingly, the Company's contracts and subcontracts are subject to termination, reduction or modification in the event of changes in the Government's requirements or budgetary constraints. Additionally, when ISI participates in a project as a subcontractor, it is subject to the risk that the prime contractor may fail or be unable to perform the prime contract.

All of the Company's US Government contracts and subcontracts are also subject to termination for "convenience". Should a contract be so terminated, the Company would be reimbursed for allowable costs to the date of termination and would be paid a proportionate amount of the stipulated profits or fees attributable to the work actually performed. To date, no ISI contract has been terminated for convenience.


The Company expects that 53% of revenue for the current fiscal year (fiscal year 1997) will be derived from five major US Government contracts and subcontracts. It is estimated that the largest single contract will represent approximately 27% of the Company's revenue and the smallest approximately 3%. The loss or termination of any one of these contracts due to funding cuts or contract termination could significantly affect the Company's performance. Similarly, the expiration of any major contract could significantly affect the Company's performance if not renewed or replaced by contracts of similar value. In addition, since a significant portion of revenue for the current fiscal year is derived from subcontracts, loss of those subcontracts due to termination of the subcontract or of the direct prime contract could also affect the Company's performance. During fiscal year 1996, approximately 56% of ISI's revenue was performed under fixed-price contracts and subcontracts. Under those contracts, an unanticipated increase in the Company's cost or expenses may reduce or eliminate the profitability of those contracts, thereby adversely affecting the Company's financial performance.

ISI's books and records are subject to audit by the Defense Contract Audit Agency. Such audits can result in adjustments to contract costs and fees. No audits are currently in process. Although the Company thus far has not been required to make any material audit adjustments, the possibility that such adjustments will be required always exists. Management is of the opinion that any such audit adjustments would not have a material effect on the financial position or results of operations of the Company.


Employees

As of December 19, 1996, the Company employed 92 full time employees, 79 of whom are considered professionals in engineering related disciplines. Of the engineering professionals, 97% have undergraduate degrees in a scientific discipline, and 34% of those have advanced degrees in a scientific discipline. Approximately 84% of the engineering staff have at least seven years experience, and 13% have three to eight years experience. Approximately 18% of the engineering staff specialize in digital hardware development, although many of these individuals have analytic and software development expertise as well. The remaining 82% of the engineering staff are analysts and software developers.

Employees are not represented by any union or collective bargaining group, and employee relations are considered good.
Since inception, ISI has experienced minimal turnover in engineering staff.


Marketing

The Company relies upon senior corporate management, project managers and senior technical staff to carry out its marketing program. These individuals collect information concerning requirements of current and potential customers in the course of contract performance, formal and informal briefings, from published literature, and through participation in professional and industry organizations. Senior management evaluates this information, identifies potential business opportunities and coordinates proposal efforts. As sources of business within existing markets are exhausted, new markets are explored. The Company seeks business believed to be of long term benefit based on considerations such as technical sophistication required, favorable market positioning and potential product spin-offs.


Backlog

The Company's estimated backlog as of September 30, 1996 and September 30, 1995 is as follows:


                       September 30, 1996  September 30,1995

Outstanding Commitments       $18,162,147        $9,596,273
General Commitments            $9,489,563       $14,784,770
Total                         $27,651,710       $24,381,043

Under outstanding commitments, the Company agrees to provide specific services, frequently over an extended period of time, with continued performance of those services contingent upon the customer's year-to-year decision to fund the contract. General commitments consist of contract options and sole source business that management believes likely to be exercised or awarded in connection with existing contracts. Contract options are the Company's contractual agreement to perform specifically defined services only in the event the customer thereafter requests the Company to do so. Sole source business refers to contract work which the Company reasonable expects to be awarded based on its unique expertise in a specific area or because it has previously done all such work in that area for the customer or prime contractor who will award the contract. The Company estimates that 54% of backlog as of September 30, 1996 will be completed during fiscal year 1997. Estimated backlog includes contract options through September 30, 2002, including general commitments.


Competition

The Company principally obtains contracts and subcontracts through competitive procurements offered by the US Government or commercial enterprises. ISI competes with numerous companies having similar capabilities, some of which are larger and have considerably greater financial resources. In addition, many smaller companies have specialized capabilities in similar areas.

Because of its size, ISI often joins with a larger company in pursuing major procurements. It is not unusual for ISI to compete with a company for a contract while simultaneously joining with the same company in pursuit of another contract. The Company has entered into such joint bidding relations with Martin Marietta, Space Systems/Loral Corporation; Computer Sciences Corporation, and AlliedSignal Aerospace/Bendix Field Engineering Corporation.

It is not possible to predict how ISI's competitive position may be affected by changing economic or competitive conditions, customer requirements or technological developments. The principal competitive factors for the Company's business are reputation and relationship with customers and competitors, quality of services and products, pricing, responsiveness, and a demonstrable record of delivering work on time and within budget.


Software Products

In the second quarter of 1991, ISI undertook several internal software development efforts, which have resulted in products which the Company is offering commercially. The DOMSAT Receive Station
(DRS) product is a hardware/software system that allows users to gather environmental telemetry data via a commercial communications satellite. In fiscal year 1996, Integral Systems recognized approximately $229,000 in revenue on the DRS product.

The EPOCH 2000 product is a hardware/software system that allows users to command and control satellites. The product was formally announced in the second quarter of 1992. EPOCH related revenue (license fees and associated services) amounted to $4.2 million in fiscal year 1996.

The Company has also developed other software intensive products. OASYS, a spacecraft orbit determination product, can be sold as a stand-alone package or as a subsystem under the EPOCH
2000 product. OASYS related revenue for fiscal year 1996 was $384,000.


Research and Development

The Company is continually engaged in research and development activities both to improve its existing EPOCH and OASYS software products as well as probe additional product areas for the future growth and development of the Company. Currently, the Company is focusing its research and development efforts primarily on developing a new version of its EPOCH 2000 command and control software for satellites and on improving the user interface systems for its COTS software products. In fiscal 1996, total capitalized software development costs were $431,773.


Environment

No material effects on the Company's expenditures, earnings, or competitive position are anticipated as a result of compliance with federal, state, and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise related to the protection of the environment.


Financing

On July 28, 1988, ISI sold 110,000 of its common shares (par value $.01) in its initial public offering for $5.00 per share.

ISI also has a line of credit agreement with NationsBank for $1,200,000. Borrowings under the line of credit bear interest at the bank's prime rate plus one-quarter (1/4) percentage point per
annum.  Any accrued interest is payable monthly.   At September 30,
1996 the Company had no amounts outstanding under the line of credit.


Financial Information in Industry Segments

During the year ended September 30, 1996, the Company's operations included two reportable segments: Satellite ground systems and electronic test instrumentation and equipment marketing.

The Company provides satellite ground systems - computer systems for satellite command and control, data processing, simulation, and flight software validation. Customers for these systems include US Government organizations such as National Aeronautics and Space Administration (NASA), the National Oceanic and Atmospheric Administration (NOAA), and the US Air Force, as well as commercial satellite operators, both domestic and foreign.

Through its wholly-owned subsidiary, Integral Marketing, Inc.
(IMI), the Company acts as a manufacturer's representative, selling electronic test instrumentation and equipment to customers primarily in Maryland, Virginia and the District of Columbia. (The Company's other wholly-owned subsidiary, InterSys, Inc. provides consulting services for satellite design and procurement, but is presently inactive.)

See Footnote Number 12 of the notes to the Financial
Statements for financial information regarding these segments.


Item 2.	 Properties

As of March, 1994, ISI renegotiated its lease which obligated the Company for an additional five years, for an aggregate of 25,600 square feet of office space at its principal location at 5000 Philadelphia Way, Suite A, Lanham, Maryland 20706-4417. The annual lease cost, including operating expenses, for the facility, is approximately $242,374.


Item 3.	Legal Proceeding

In August 1996 the Company sued International Systems Integrators, Inc. ("Integrators"), a New Mexico company which had failed to pay a $232,708 invoice from the Company in respect of certain software and hardware products sold by the Company to Integrators and subsequently resold by Integrators to the United States Air Force. Integrators acted as the prime contractor for the Air Force and the Company acted as a subcontractor to Integrators.

The Company believes that it fully complied with the terms of its subcontract with Integrators. However, Integrators failed to pay the Company's invoice for the products supplied to Integrators by the Company under the subcontract. Integrators was paid by the Air Force for the products supplied by the Company.

The Company sued Integrators, and its principal owner, Bernadette L. Mares (together with Integrators, the "Defendants"), for breach of contract, and is seeking to recover the $232,708, the amount owed under the Company's subcontract with Integrators.

In September 1996, the Defendants filed a counterclaim against the Company alleging defamation, interference with contractual relations and extortion, seeking damages from the Company in an unspecified amount. The Company believes that the Defendants' counterclaim is entirely without merit and intends to contest it vigorously. The Company does not believe that the Defendants' counterclaim will have a material adverse effect on its financial condition or operations.

In October 1996, the Company filed an answer to the Defendants' counterclaims. In December 1996 the Company filed a motion for summary judgment with respect to its claims. In March 1997, the Company's motion for summary judgment was denied by the court. Discovery is continuing in the case and a trial date has not yet been set.

Although the Company has fully reserved the receivable it believes is due under its contract with Integrators, it continues to pursue vigorously all legal remedies available to it with respect to this matter.


Item 4.	Submission of Matters to a Vote of Security Holders

On March 28, 1996, Integral Systems held their annual shareholders meeting. A Board of Directors was elected, and is made up of the following individuals: Steven R. Chamberlain, Robert P. Sadler, Bonnie K. Wachtel, Louis Brown, Thomas L. Gough, Dominic A. Laiti, and R. Doss McComas. In September, 1996, Mr. Louis Brown announced his resignation as a member of the board.


                         PART II


Item 5.	Market for Registrant's Common Equity and Related
Stockholder's Matters

Effective May, 1990, Integral Systems' over-the-counter stock began trading on NASDAQ. The Company's NASDAQ trading symbol is ISYS. The range of high and low transaction prices as reported by NASDAQ and the market makers for each quarterly period during the fiscal years ended September 30, 1996 and 1995, are shown below:

      1996 Fiscal Year      High        Low

      First Quarter         28 1/4      22
      Second Quarter        27          19
      Third Quarter         29 1/2      21 1/2
      Fourth Quarter        28 1/2      20 1/2



      1995 Fiscal Year      High        Low

      First Quarter         17 3/4      16 3/4
      Second Quarter        23 1/2      17 1/2
      Third Quarter         28          25 3/4
      Fourth Quarter        31          26 1/2

As of September 30, 1996, there were approximately 436 holders of record of the Company's Common Stock.

No cash dividends have been paid during the Company's existence, and none are expected to be declared during the forthcoming 1997 fiscal year.

Item 6. Management's Discussion And Analysis Of Financial
Condition And Results Of Operations



              COMPARISON OF FISCAL YEAR 1996
                     TO FISCAL YEAR 1995

The components of the Company's income statement as a percentage of revenue are depicted in the following table for fiscal years 1996 and 1995. Certain classifications and presentations from fiscal year 1995 have been changed to be consistent with fiscal year 1996 formats.

                                        % of                  % of
                          1996          Revenue   1995        Revenue
                         (000's omitted)       (000's omitted)

Revenue                        $11,217    100.0 $10,771        100.0

Expenses

Cost of Revenue                  8,217     73.2   8,290         77.0
Selling, General & Admin.        1,758     15.7   1,434         13.3
Bad Debt Expense                   233      2.1       -            -
Prod. Amortization                 509      4.5     509          4.7
Other                               -2        -     -38          -.3
Income Taxes                       179      1.6     195          1.8

Total Expenses                  10,894     97.1  10,390         96.5

Net income                        $323      2.9    $381          3.5


Revenue

The Company's principal components of revenue for fiscal years
1996 and 1995 are as follows:


                                           % of                 % of
                              1996        Revenue  1995         Revenue
                           (000's omitted)       (000's omitted)

Government Revenue          $5,686         50.7    $6,239       57.9

Commercial Revenue
EPOCH                        4,240         37.8     3,512       32.6
OASYS/DRS/Other                629          5.6       753        7.0
IMI                            662          5.9       267        2.5
Total                        5,531         49.3     4,532       42.1

Total Consolidated Revenue $11,217        100.0   $10,771      100.0

Consolidated revenue increased by approximately $450,000 between the fiscal year ended September 30, 1996 and the fiscal year ended September 30, 1995, principally because of new contract awards related to the sale of the Company's EPOCH product along with associated integration services. Revenue increases from EPOCH related business more than offset a $550,000 decline in the Company's Government business. The Government decline is believed to be temporary as new contracts in this segment received at the end of fiscal year 1996 should provide for higher revenue levels (compared to both 1996 and 1995) during fiscal year 1997. Although less than 6% of consolidated Company revenues, Integral Marketing, Inc. (IMI) achieved approximately 150% of revenue growth in 1996 over 1995.

During fiscal year 1996, the Company derived approximately 49% of its revenues from the sale of its commercial products and related services as opposed to 42% of such revenue during the prior fiscal year. The increase correlates to the Company's conscious effort to reduce its reliance on the Federal Government, and to utilize its recently developed software products to gain access to organizations in order to sell both its products and associated integration and support services.

Although the Company believes that its full cadre of software products is important for its future growth and prosperity, to date the Company's largest product investment relates to the development of its EPOCH software, a COTS (commercial off-the-shelf) product for satellite command and control. The Company believes that it is unique in its status as the only entity with COTS software capable of "flying" satellites built by any satellite manufacturer in the world. In fact, during April, 1996 the Company was awarded a contract (a copy of which has been filed herewith as an exhibit) by AT&T Corporation that, while accounting for a modest amount of revenues, is strategically important for the company because it calls for use of the Company's COTS (and related integration services) to command and control a fleet of satellites composed of spacecraft from multiple manufacturers. The Company expects that approximately 75% of the revenue to be derived from this contract will be realized in fiscal year 1997.

During fiscal year 1996, the Company recorded approximately
$4.2 million of revenue for its EPOCH product and associated services compared to $3.5 million of revenue during fiscal year 1995. The 1996 EPOCH revenue total included approximately $465,000 of license revenue compared to approximately $345,000 of this revenue type recorded in 1995. The Company's material agreements with AT&T Corporation and its subcontract with Allied Signal Technical Servics Corporation with respect to a project for the Republic of China National Space Program Office, which are filed herewith as Exhibits, contain licensing provisions.

Because license revenues have nominal marginal costs associated with them, this form of revenue is highly important to the Company's overall profitability. Looking forward to fiscal year 1997, the Company is encouraged that its current contract backlog includes in excess of $500,000 of unearned license revenues for its EPOCH product.

The principal balance of the Company's commercial revenues pertain to other proprietary products as follows: OASYS (Orbital Analysis System); DRS (DOMSAT Receive Station); and a collection of software pertaining to database and information system applications. During 1996, the Company recorded approximately $630,000 of revenue related to the sale of products and services under these programs compared to approximately $750,000 of revenue recorded last fiscal year. The decrease principally relates to the Company's decision to cease operations of its information and database software operation as a discreet profit center. All software development costs associated with this line of business have been fully amortized as of September 30, 1996.


Expenses

Cost of revenue as a percentage of revenue for fiscal year
1996 was 73.2% compared to 77.0% for fiscal year 1995. The improvement in these ratios is principally attributable to gross margin gains in the Company's EPOCH operation as well as increased margins at IMI.

SG&A increased in both absolute terms (by approximately
$325,000) and as a percentage of revenue (15.7% vs. 13.3%) in 1996 over 1995. The increases reflect the Company's continued program to enhance and augment its selling efforts, including a very concerted effort (and expense) to sell its commercial products internationally.

During 1996 the Company recorded a non-recurring $233,000 bad debt expense attributable to a customer's inability to pay.
Despite this reserve, the Company is vigorously pursuing collection of this receivable. (See Item 3 - Legal Proceedings).


General

Overall, net income as a percentage of revenue was 2.9% in fiscal year 1996 compared to 3.5% in fiscal year 1995, while pretax income was approximately $75,000 lower in 1996 compared to 1995. Were it not for the bad debt expense described above, pretax income would have been 28% greater in 1996 over 1995. Further the Company's fourth quarter of fiscal year 1996 included its highest ever quarterly revenue total ($3.9 million) and its second highest ever pretax profit level ($448,000). Because of its fourth quarter performance, its current and significant backlog, and contracts to be imminently received, the Company believes that results for fiscal year 1997 will exceed those recorded in fiscal year 1996 for both revenue and profitability.



Liquidity and Capital Resources

The Company has been profitable on an annual basis since inception and has been able to generate adequate cash flow from operations to fund its operating and capital expenses. To supplement operating cash flows, the Company has access to a line of credit facility in the amount of $1.2 million which is currently unused. (See Note 5 of the Notes to Financial Statements). During fiscal year 1996, the Company used approximately $146,000 for operating activities and used an additional $739,000 for investing activities, including approximately $432,000 for newly capitalized software development costs.

As a result of its current cash reserves, its unused line of credit, its current profitability and management's internal budgeting and planning, the Company believes it will have adequate cash resources to meet its obligations for the foreseeable future. Although operating and investing activities consumed significant sums of cash during 1996, the Company does not believe it will have to rely on external sources of cash (i.e. its line of credit) to fund its growth and future software development in fiscal year
1997.

In terms of capital purchases, historically the Company has funded such items through operating cash flow or capital lease. The Company currently has no plans for major capital purchases in the ensuing twelve month period, although the Company plans to continue to invest in the continued development and improvement of its principal software products, EPOCH and OASYS.

Item 7.	Financial Statements and Supplementary Data

The information required by this item is set forth under item
13(a), which information is incorporated herein by reference.


Item 8.	Disagreements on Accounting and Financial Disclosure

Not Applicable.

PART III

Item 9.	Directors and Executive Officers, Promoters and Control
Persons, Compliance With Section 16(a) of the Exchange Act.

Name                             Position with the Company

Steven R. Chamberlain            Chairman of the Board
                                 and Chief Executive Officer
Thomas L. Gough                  President, Chief Operating Officer
                                 and Director
Robert P. Sadler                 Vice President, Quality Control,
                                 Secretary; Treasurer; and Director
Steven K. Kowal                  Vice President, Engineering
                                 Manufacturing
Steven A. Carchedi               Vice President of Commercial
                                 Systems
Donald F. Mack, Jr.              Vice President of Engineering
Kimberly A. Chamberlain          Vice President, Chief Financial
                                 Officer
William I. Tittley               Vice President, Asia Pacific
                                 Operations
Bonnie K. Wachtel                Outside Director
Dominic A. Laiti                 Outside Director
R. Doss McComas                  Outside Director


Directors serve until the next annual meeting of stockholders or until successors have been elected and qualified. Officers serve at the discretion of the Board of Directors.

Steven R. Chamberlain, 41, a Company founder, has been
Chairman of the Board since June, 1992, President since May 1988 and a Director since 1982. He served as Vice President from 1982 until he became President. From 1978 to 1982, Mr. Chamberlain was employed by OAO Corporation where he progressed from Systems Analyst to Manager of the Offutt Air Force Base field support
office.   Mr. Chamberlain holds a B.S. degree in Physics from
Memphis State University and has done graduate work in Physics and Mathematics at Memphis State and the University of Maryland. Mr. Chamberlain is married to Kimberly A. Chamberlain, who was, at September 30, 1996, the Vice President and Chief Financial Officer of the Company. On February 28, 1997, Ms. Chamberlain resigned as Vice President and Chief Financial Officer of the Company.

Thomas L. Gough, 48, became a member of ISI's staff in January, 1984. In March of 1996 he was elected to the Board of Directors of Integral Systems having served as President and Chief Operating Officer since June, 1992. For three years before being named President he served as Vice President and Chief Financial Officer. Prior to joining ISI he was employed by Business and Technological Systems, Inc., serving initially as a Project Leader and later as the Software Systems Division Manager. From 1972 to 1977 he was employed by Computer Sciences Corporation where he progressed from programmer/analyst to section manager. Mr. Gough earned a BS degree from the University of Maryland where he majored in Information Systems Management in the School of Business and Public Administration.

Robert P. Sadler, 46, a Company founder, has been a Director, Secretary, and Treasurer since 1982. In May 1988, he was appointed Vice President of Administration, in June, 1992, he was appointed Vice President, Quality Control. From 1976 to 1982, Mr. Sadler was employed at OAO Corporation where he progressed from Computer Analyst to Project Manager. Mr. Sadler obtained a B.S. in Mathematics and a B.S. in Computer Sciences from Pennsylvania State University and a M.S. in Management of Information Systems Technology from George Washington University.


Steve K. Kowal, 43, a Company founder, has been with ISI since 1982. In May 1988 he was appointed Vice President of Engineering Manufacturing. From 1979 to 1982, Mr. Kowal was employed by OAO Corporation where he was a manager of hardware development on several of OAO's major systems. Mr. Kowal holds a B.S. degree in Electrical Engineering from the University of Delaware.

Steven A. Carchedi, 45, joined the Company in 1991 and is Vice President of Commercial Systems. Before joining Integral Systems as a full-time employee in 1991, Mr. Carchedi worked with the company for two years as an independent business development consultant. Previously, he worked for Computational Engineering, Inc., where he held positions as a Mathematician, Program Manager, Corporate Director, and Vice President of Business Development. Mr. Carchedi holds a B.S. Degree in Mathematics from Wake Forest University and a M.A. Degree in Mathematics from the University of Maryland.

Donald F. Mack, Jr., 43, joined the company in 1986. In July of 1989, he was appointed Vice President of Engineering. From 1979 to 1986, Mr. Mack was employed by General Electric Corporation's Space Systems Division where he progressed from design engineer to a Senior Project Supervisor for systems development. Mr. Mack holds a B.S. degree in Electrical Engineering from Northeastern University and a M.S. degree in Electrical Engineering from Johns Hopkins University.

Kimberly A. Chamberlain, 40, was appointed Vice President and Chief Financial Officer in April, 1995 and has been with the company since 1983. Ms. Chamberlain graduated from the University of Maryland, with a B.S. degree in Business Management in 1985. Before coming to Integral Systems, Ms. Chamberlain worked at OAO Corporation. Ms. Chamberlain is married to Steven R. Chamberlain, the Chairman of the Board and Chief Executive Officer of the Company. On February 28, 1997, Ms. Chamberlain resigned as Vice President and Chief Financial Officer of the Company.

William I. Tittley, 53, joined the company in 1992, performing as Project Manager on the first EPOCH 2000 sale to the Chinese Government. In March, 1995, Mr. Tittley was made Vice President, Asia Pacific, to oversee the Company's operations in the Asian region. Formerly, Mr. Tittley was with the OAO Corporation (from 1977 through 1992), where he performed duties as Director, Space System Programs, in charge of the technical and financial direction of aerospace systems programs. Mr. Tittley holds a B.S. in Aerospace Vehicle Design from the State University of New York, and a M.S. in Engineering from the California Coast University.

Bonnie K. Wachtel, 42, has served as a Director since May
1988. Since 1984 she has been Vice President, General Counsel and a Director of Wachtel & Co., Inc., an investment banking firm in Washington, D.C. Ms. Wachtel serves as a Director of several corporations including VSE Corporation and Information Analysis, Inc. She holds a B.A. and M.B.A. from the University of Chicago and a J.D. from the University of Virginia, and is a Certified Financial Analyst.

Dominic A. Laiti, 65, was elected director of the Company in July, 1995. Mr. Laiti is presently employed as an independent consultant and was President and Director of Globalink, Inc. from January 1990 to December 1994. He has over twenty-five (25) years of experience in starting, building, and managing high-technology private and public companies with annual revenues from two million to over 120 million dollars. Mr. Laiti was President of Hadron, Inc. from 1979 to 1989, Vice President of Xonics Inc. from 1972 to 1979 and Vice President of KMS Industries from 1968 to 1972. He is a former Director of United Press International, Saturn Chemicals Company, Hadron, Inc., Telecommunications Industries, Inc., MAXXAM Technology, Inc., and Jupiter Technology, Inc.


R. Doss McComas, 42, joined the Board in July, 1995.  Since
1982 he has had various positions with COMSAT RSI, a business unit of COMSAT supplying products and services to the wireless, satellite, air traffic control and other specialized markets worldwide. These positions included General Counsel, Vice President of Acquisitions, Strategic Planning and International Marketing, as well as Group Vice President, responsible for the company's international operations. Currently, he is Chairman and Chief Executive Officer of Plexsys International, a COMSAT RSI equity investment. He holds a B.A. degree from Virginia Polytechnic Institute, a M.B.A. from Mt. Saint Mary's, and a J.D. from Gonzaga University.


Item 10.	Executive Compensation

a. Summary Compensation Table

The following table sets forth compensation received by the Company's CEO and four highest paid executive officers who earned over $100,000 during the fiscal year ended September 30, 1996:

                     SUMMARY COMPENSATION TABLE
                                                Long-Term Compensation
              Annual Compensation               Awards        Payouts
                                       Other                          All other
                                       Annual  Restricted
Name and                               Compen-  Stock            LTIP   Compen-
Principal                              sation   Award(s) Options/Payouts sation
Position           Year Salary($) Bonus($)($)($)($)       SAR(#)    ($)  ($)(1)

CEO
S. R. Chamberlain  1996  $114,179 $14,000              15,000          $11,486
                   1995  $108,577 $14,000               7,500          $10,502
                   1994  $105,998 $13,975                   0          $11,208

PRESIDENT
Thomas L. Gough    1996  $101,581 $ 8,000              10,000          $10,061
                   1995  $ 98,048 $11,000                   0          $ 9,318
                   1994  $ 93,645 $10,980                   0          $ 9,677

VP,
Commercial Systems
Steve Carchedi     1996  $ 97,771 $12,000              10,000          $ 9,572
                   1995  $ 94,926 $12,000               2,000          $ 8,944
                   1994  $ 91,896 $ 9,479                   0          $ 9,479
VP, Engineering
Manufacturing
Steven K. Kowal    1996  $ 97,771 $ 9,000               4,000          $ 9,572
                   1995  $ 94,926 $ 9,500                   0          $ 8,944
                   1994  $ 91,896 $ 9,479                   0          $ 9,452

VP, Asia
Pacific
Operations
William I. Tittley 1996  $ 98,891 $26,456               1,000          $10,684
                   1995  $ 96,050 $ 7,000               5,000          $ 9,046
                   1994  $ 93,006 $ 6,018                   0          $ 9,779

(1) Employer Pension Contributions


                 OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   Percent of Total
                        Number of  Options/SARs
                        Options/   Granted to
                        SARS       Employees in   Exercise Base Expiration
Name                    Granted    Fiscal Year    Price($)     Date

CEO
S.R. Chamberlain           15,000     18%        *$22.50        2001

PRESIDENT
Thomas L. Gough            10,000     12%         $23.50        2001

VP, COMMERCIAL SYSTEMS
Steven A.Carchedi          10,000     12%        *$22.50        2001

VP, ENGINEERING
MANUFACTURING
Steven K. Kowal             4,000      5%         $21.50        2001

VP, ASIA PACIFIC
OPERATIONS
William I. Tittley          1,000      1%         $21.50        2001

*Average Price


b.  Compensation Pursuant to Plans

ISI's Board of Directors awards annual bonuses to officers and employees on a discretionary basis. Currently no formal plan exists for determining bonus amounts.

Effective October 1, 1987, the Company established a 401K pension and profit sharing plan under Section 401 of the Internal Revenue Code. Under the plan the Company contributes annually an amount equal to 5% of an eligible employee's salary, and may make additional contributions of up to 7.5% of an eligible employee's salary. The employee may contribute up to an additional 10% as salary deferral. In fiscal years 1996 and 1995, the Company contributed a total of 11% of eligible employees salaries to both plans.


c.  Stock Option Plan


Effective May 25, 1988, ISI established a stock option plan to create additional incentives for the Company's employees, consultants and directors to promote the financial success of the Company. ISI's Board of Directors has sole authority to select full-time employees, directors, or consultants to receive awards of options for the purchase of stock under this plan. The maximum number of shares of ISI Common Stock which may be issued pursuant to the stock plan was increased from 50,000 to 200,000 during fiscal year 1994.


A total of 85,600 options were issued and 8,787 options were exercised during fiscal year 1996; 5,000 options were canceled. Total options issued and outstanding as of September, 1996 are 117,987. On December 1, 1995, William I. Tittley, the Company's Vice President for Asia Pacific Operations, exercised options for 2,700 shares. On June 27, 1996, Donald F. Mack, Jr., the Company's Vice President of Engineering, exercised options for 1,000 shares.

Aggregated Option/SAR Exercises in Last Fiscal Year and
FY-End Option/SAR Values

(a)                     (b)        (c)       (d)                 (e)
                                          Number of
                                   Securities Underlying  Value of Unexercised
                                     Unexercised Options/  In-the-Money Options
                                        SARs at FY-End(#) SARs at FY-End

                 Shares Acquired    Value    Exercisable      Exercisable
Name              on Exercise (#) Realized Unexercisbale    Unexercisable
VP, Asia Pacific
Operations
William I. Tittley       2,700     $46,525     $3,500          $65,875
                                          (unexercisable) (unexercisable)


d. Compensation of Directors

Presently outside directors who are not employees of the Company receive $5,000 per year for their services.

e.  Termination of Employment and Change of Control
Termination

The Company has no compensatory plan nor arrangement with respect to any individual named in the Cash Compensation Table (Item 11(a)) which results or will result from the resignation, retirement or any other termination of such individual's employment with the Company or its subsidiaries or from a change in control of the Company or a change in the individual's responsibilities following a change in control.


Item 11.	Security Ownership of Certain Beneficial Owners and
Management

a. 	Security Ownership of Certain Beneficial Owners (as of 9/30/96)

None


b. 	Security Ownership of Management (as of 9/30/96)


Name of Owner	             (1)(2)Shares   Percentage of Total Shares
                                                Owned


Steven R. Chamberlain                79,040      7.7%
Thomas L. Gough                      37,850      3.7%
Robert P. Sadler                     52,340      5.1%
Kimberly A. Chamberlain              10,460      1.0%
Donald F. Mack, Jr.                  11,350      1.1%
Steven K. Kowal                      43,346      4.2%
Steven A. Carchedi                   26,500      2.6%
William Tittley                       3,800       .4%
Bonnie K. Wachtel                     5,000       .5%
Dominic A. Laiti                      5,000       .5%
R. Doss McComas                       4,500       .4%

Officers and Directors as a group   279,186     27.0%

(1) Includes Options
(2) There are no shares issuable to the individuals named in this table within 60 days.


Item 12.	Certain Relationships and Related Transactions

Bonnie K. Wachtel is Vice President, General Counsel and
Director of Wachtel & Co., Inc., one of the Underwriters of ISI's initial public offering.


Item 13.	 Exhibits, Financial Statement Schedules, and Reports
on Form 8K

(a) (1) Financial Statements

Independent Auditors' Report - page 1
Balance Sheets as of September 30, 1996 - page 2
Statements of Operations for the Years Ended September 30, 1996, and 1995 - page 3
Statement of Stockholders' Equity for Years Ended September 30,
1996 and 1995 - page 4
Statements of Cash Flows for the Years Ended September 30, 1996 and
1995 - page 5
Notes to Financial Statements - pages 6 - 15

(2) Material Contracts

Contract, dated 9/27/90 between Integral Systems, Inc. and the U.S. National Oceanic and Atmospheric Administration, page 36.
(Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange
Commission.)

Contract, dated 12/22/94, between Integral Systems, Inc. and the
Republic of China National Space Program Office, page 104.
(Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange
Commission.)

Contract, dated 5/17/96, between Integral Systems, Inc. and the U.S. National Oceanic and Atmospheric Administration, page 164.
(Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange
Commission.)

Contract, dated 4/8/96, between Integral Systems, Inc. and AT&T
Corporation, page 421. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.)


All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.



(b) Reports on Form 8-K

There were no Form 8-Ks filed during fiscal year 1996.



              INTEGRAL SYSTEMS, INC.
                 AND SUBSIDIARIES


            CONSOLIDATED FINANCIAL STATEMENTS
     For the Years Ended September 30, 1996 and 1995
                             AND

              INDEPENDENT AUDITORS' REPORT

                    TABLE OF CONTENTS


DESCRIPTION	PAGES

Independent Auditors' Report                            1

Consolidated Balance Sheet as of September 30, 1996     2

Consolidated Statements of Operations for the Years
  Ended September 30, 1996 and 1995                     3
Consolidated Statements of Stockholders' Equity for
  the Years Ended September 30, 1996 and 1995           4
Consolidated Statements of Cash Flows for the Years
  Ended September 30, 1996 and 1995                     5

Notes to Consolidated Financial Statements            6-15

RUBINO & McGEEHIN CHARTERED
CERTIFIED PUBLIC ACCOUNTANTS
6905 ROCKLEDGE DRIVE, SUITE 700
BETHESDA, MARYLAND  20817-1818
301-564-3636
FAX 301-564-2994

                    INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Integral Systems, Inc.

We have audited the accompanying consolidated balance sheet of Integral Systems, Inc. and its subsidiaries as of September 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integral Systems, Inc. and its subsidiaries as of September 30, 1996, and the consolidated results of their operations and their consolidated cash flows for the years ended September 30, 1996 and 1995, in conformity with generally accepted accounting principles.

RUBINO & McGEEHIN
November 20, 1996
Bethesda, Maryland

              INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS
                        SEPTEMBER 30, 1996

                               ASSETS

Current assets
Cash and cash equivalents                              $1,369,915
Accounts receivable                                     4,849,886
Employee receivables                                       24,200
Prepaid expenses                                           59,956
Deferred income taxes                                      73,913

Total current assets                                    6,377,870

Property and equipment, at cost, net of accumulated
 depreciation and amortization of $446,769                399,108

Other assets
Deposits                                                    7,182
Software development costs, net of accumulated
 amortization of $1,463,779                             1,295,514

Total assets                                           $8,079,674

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable - trade                                 $786,701
Accrued expenses                                        1,157,356
Billings in excess of revenue for contracts
in progress                                               128,925
Income tax payable                                         48,060

Total current liabilities                               2,121,042

Commitments and contingencies
Common stock, $.01 par value, 2,000,000 shares
  authorized, 952,533 shares issued
  and outstanding                                           9,525
Additional paid-in capital                                825,311
Retained earnings                                       5,123,796

Total stockholders' equity                              5,958,632

Total liabilities and stockholders' equity             $8,079,674

The accompanying notes are an integral part of the these consolidated financial statements.

              INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS
         For the Years Ended September 30, 1996 and 1995


Revenue                                            $11,217,148   $10,770,661

Cost of revenue
Direct labor                                         3,617,255     3,526,899
Direct equipment and subcontracts                    1,567,215     2,218,243
Travel and other direct costs                          302,373       159,992
Overhead costs                                       2,729,793     2,385,043

Total cost of revenue                                8,216,636     8,290,177

Gross margin                                         3,000,512     2,480,484

Selling, general and administrative                  1,758,248     1,434,296
Product amortization                                   509,477       508,556
Bad debt expense                                       232,708             -

Income from operations                                 500,079       537,632

Other income (expense)
Interest income                                         65,396        76,222
Interest expense                                        (2,320)       (2,529)
Miscellaneous, net                                     (60,787)      (35,139)

Income before income taxes                             502,368       576,186

Provision for income taxes                             179,351       195,483

Net income                                            $323,017      $380,703

Weighted average number of common shares               948,021       942,155

Earnings per share:
Net income                                                $ .34        $ .40

The accompanying notes are an integral part of these consolidated financial statements.

                  INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               For the Years Ended September 30, 1996 and 1995

                                     Common
                                     Stock at   Additional
                          Number of  Par        Paid-in    Retained
                            Shares   Value      Capital    Earnings      Total

Balance, September 30, 1994 938,020  $ 9,380  $ 635,541  $4,420,076  $5,064,997

Stock options exercised       5,726       57     60,896           -      60,953

Net income                        -        -          -     380,703     380,703

Balance, September 30, 1995 943,746    9,437     696,437  4,800,779   5,506,653

Stock options exercised       8,787       88     128,874          -     128,962

Net income                        -        -           -    323,017     323,017

Balance, September 30, 1996 952,533  $ 9,525   $ 825,311  $5,123,796 $5,958,632

The accompanying notes are an integral part of these consolidated financial statements.

                INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Years Ended September 30, 1996 and 1995

                                                             1996        1995
Cash flows from operating activities:
Net income                                                $323,017    $380,703
Adjustments to reconcile net income to
  net cash provided by operating activities:
Depreciation and amortization                              705,793     677,207
Change in deferred taxes                                   (13,194)     20,805
(Increase) decrease in:
  Accounts receivable                                   (1,366,109) (1,090,207)
  Interest receivable                                            -      10,333
  Prepaid expenses and deposits                              4,549     (46,815)
  Employee receivable                                      (24,200)          -
  Income tax receivable                                          -       6,361
(Decrease) increase in:
  Accounts payable - trade                                 434,706     145,031
  Accrued expenses                                         282,108    (157,414)
  Billings in excess of revenue
    for contracts in progress                             (432,277)    337,288
  Income tax payable                                       (60,421)    108,481

Total adjustments                                         (469,045)     11,070

Net cash (used) provided by operating activities          (146,028)    391,773

Cash flows from investing activities:
Acquisition of property and equipment                     (306,799)   (217,642)
Software development costs                                (431,773)   (315,470)
Sale of marketable securities                                    -     403,100
Net cash used in investing activities                     (738,572)   (130,012)

Cash flows from financing activities:
Proceeds from issuance of common stock                     128,962      60,953

Net (decrease) increase in cash                           (755,638)    322,714
Cash and cash equivalents, beginning of year             2,125,553   1,802,839

Cash and cash equivalents, end of year                  $1,369,915  $2,125,553
The accompanying notes are an integral part of these consolidated financial statements.

1.	Summary of Significant Accounting Policies

	Principles of Consolidation
	The accompanying consolidated financial statements include the accounts of Integral Systems, Inc. (the Company) and its wholly owned subsidiaries, Integral Marketing, Inc. (IMI) and InterSys, Inc. (InterSys). All significant intercompany transactions have been eliminated in consolidation.
	Use of Estimates
	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
	Revenue Recognition
	Revenue under cost-plus-fixed-fee contracts is recorded on the basis of direct costs plus indirect costs incurred and an allocable portion of the fixed fee. Revenue from fixed-price contracts is recognized on the percentage-of-completion method, measured by the cost-to-cost method for each contract. Revenue from time and materials contracts is recognized based on fixed hourly rates for direct labor expended. The fixed rate includes direct labor, indirect expenses and profits. Material or other specified direct costs are recorded at actual cost.
	Contract costs include all direct material and labor costs and those indirect costs related to contract performance.
General and administrative costs are charged to expense as incurred. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The Company's contracts vary in length from one to four years.
	The fees under certain government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue at the time the amounts can be reasonably determined.

1.	Summary of Significant Accounting Policies (continued)

	Unbilled accounts receivable represents revenue recognized in excess of amounts billed. The liability, billings in excess of revenue for contracts in progress, represents billings in excess of revenue recognized.

	Revenue from commissions for the sale of equipment is recognized when customer orders are submitted. A reserve is made for possible reductions in or cancellations of customer orders.

	Depreciation and Amortization

	Property and equipment are stated at cost. The Company follows the policy of providing depreciation and amortization by charges, on the straight-line method, to operating expenses at rates based on estimated useful lives as follows:

	Classification    Estimated Useful Lives

Electronic equipment          3 Years
Furniture and fixtures        5 Years
Leasehold improvements        Life of lease
Software                      3 Years

	Maintenance and repair costs are charged to expense as incurred. Replacements and betterments are capitalized. At the time properties are retired or otherwise disposed of, the property and related accumulated depreciation or amortization accounts are relieved of the applicable amounts and any gain or loss is credited or charged to income.

	Software Development Costs
	The Company has capitalized costs related to the development of certain software products. In accordance with Statement of Financial Accounting Standards No. 86, capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and has been recognized for those products available for market based on the products' estimated economic lives which average five years. Due to inherent technological changes in software development, however, the period over which such capitalized costs is being amortized may have to be modified.


1.	Summary of Significant Accounting Policies (continued)

	Earnings Per Share
	Earnings per share computations are based on the weighted average number of common shares outstanding during each year and have been adjusted where appropriate for stock splits.
The exercise of outstanding stock options would not result in a material dilution of earnings per share.

	Cash Concentrations and Cash Equivalents
	The Company considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash accounts are maintained primarily with one federally insured financial institution. Balances usually exceed insured limits, but management does not consider this to be a significant concentration of credit risk. Included in the cash balance is $89,057 held in a foreign bank account.

	Reclassification
	Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.


2.	Accounts Receivable and Revenue

	Accounts receivable at September 30, 1996 consists of the
following:
  Billed
Government - prime contracts       $  669,556
Government - subcontractors           440,871
Commercial customers                1,655,615
  Subtotal                          2,766,042

  Unbilled
Government - prime contracts          827,637
Government - subcontractors            91,269
Commercial customers                1,164,938
  Subtotal                          2,083,844

  Total                            $4,849,886


2.	Accounts Receivable and Revenue (continued)

	Unbilled accounts receivable include amounts arising from the use of the percentage-of-completion or other methods of recognizing revenue that differ from contractual billing terms. Substantially all unbilled receivables are expected to be collected in one year.

	During the years ended September 30, 1996 and 1995, approximately 51% and 58%, respectively, of the Company's revenue was from prime contracts and subcontracts with departments and agencies of the U.S. Government. The remaining revenue consists of commercial contracts and sales of commercial products. For each of the years ended September 30, 1996 and 1995, commercial revenue included one customer which provided revenue in excess of 10% of total revenue.


3.	Property and Equipment

	Property and equipment as of September 30, 1996, are as
follows:
Electronic equipment                        $728,956
Furniture and fixtures                        54,898
Leasehold improvements                        11,365
Software                                      50,658

   Total property and equipment              845,877

Less: accumulated depreciation
             and amortization               (446,769)

                                            $399,108


4.	Software Development

	Software development costs at September 30, 1996, consist of the following:

Costs incurred                      $2,759,293
  Less:  accumulated amortization   (1,463,779)
                                    $1,295,514

	The total amortization expense for the year ended September
30, 1996 is $509,477.

5.	Line of Credit

	The Company has a line of credit agreement with a bank at September 30, 1996 for $1,200,000. Borrowings under the line of credit bear interest at the bank's prime lending
rate plus one-quarter of one percentage point per annum.
Any accrued interest is payable monthly.  The line of credit is secured by the Company's billed accounts receivable.  The line also has certain financial covenants, including minimum net worth and liquidity ratios.  The line expires February
28, 1998.  At September 30, 1996, the Company had no
outstanding balance under the line of credit.
6.	Accrued expenses

	Accrued expenses at September 30, 1996, consist of the following:

Accrued payroll                $544,974
Accrued vacation                253,950
Payroll taxes                   171,054
Retirement plan payable         158,897
Other                            28,481

                            $ 1,157,356

7.	Commitments and Contingencies

	Leases
	The Company is leasing office space for a five-year period that commenced March 15, 1994. Future minimum lease payments through March 14, 1999 are as follows:

          Years ending September 30, 1997     $219,520
                                     1998      226,048
                                     1999      105,131

                                              $550,699

	Lease payments do not include operating expenses, which are adjusted annually, or utilities. Rent expense was $254,327 and $248,944, for the years ended September 30, 1996 and 1995, respectively.


7.	Commitments and Contingencies (continued)

	Government Contracts

	A significant portion of the revenues of the Company represent payments made by the U.S. Government and by contractors that have prime contracts with the U.S. Government. These revenues are subject to adjustment upon audit by the Defense Contract Audit Agency (DCAA). Audits by the DCAA have been completed on the Company's contracts and subcontracts through the year ended September 30, 1994. Management is of the opinion that any disallowances by the Government auditors, other than amounts already provided, will not materially affect the Company's financial statements.

	Litigation

	During the fiscal year ended September 30, 1996, the Company sold certain of its software products along with specified hardware to a U.S. Government agency. The procurement required the Company to sell these items through an intermediary prime contractor. The value of the contract to the Company was $232,708.

	The Company fully complied with the terms of its contract, and although the third party prime contractor has been paid in full by the U.S. Government, the Company has received no payments to date. In August 1996, the Company filed a complaint in the Second Judicial District Court of the State of New Mexico against the prime contractor and its principal owner individually for breach of contract in an attempt to recover the value of its contract. Based on discovery received, the Company subsequently filed a motion for summary judgment against the defendants.

	In September 1996, the defendants filed a counterclaim against the Company alleging defamation, intentional interference with contractual relations and the prima facie tort of extortion. The Company believes the counterclaim is without merit and will not have a materially adverse effect on its financial statements.

	Although the Company has fully reserved the receivable due under this contract ($232,708), it continues to vigorously pursue all legal remedies available to it.

8.	Income Taxes

	For the years ended September 30, 1996 and 1995, the provision for income taxes consisted of the following:

                                  1996          1995

Current tax expense
Federal                           $154,910      $142,972
State                               37,635        31,706
                                   192,545       174,678
Deferred tax (benefit) expense     (13,194)       20,805

Total provision                   $179,351      $195,483

	At September 30, 1996, the tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:
                                                  Asset
                                                (Liability)
Depreciation and amortization                   $(36,827)
Vacation accrual                                  99,040
Revenue reserve                                   11,700

Net deferred income tax asset                   $ 73,913

	The effective income tax rates differ from the statutory
United States income tax rate due principally to the
following:
                                            1996     1995

Federal statutory rate                      34.0%    34.0%
State tax, net of federal
  income tax benefit                         4.6      4.6
Tax-exempt interest                            -     (0.8)
Tax deductible stock option compensation    (2.8)    (4.1)
Other, primarily change in estimate          0.1)     0.2

Effective rate                              35.7%    33.9%


9.	Profit Sharing and Employee Benefits Plans

	The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees. Profit sharing contributions consist of discretionary amounts determined each year by the Board of Directors of the Company based upon net profits for the year and total compensation paid. The 401(k) feature allows employees to make elective deferrals not to exceed 10% of compensation. Effective January 1, 1995, the separate profit sharing and 401(k) plans were combined into one plan.

	The Company also has a money purchase plan. For the years ended September 30, 1996 and 1995, the money purchase plan obligated the Company to contribute 5% of eligible salaries under the plan.

	For the years ended September 30, 1996 and 1995, contributions to the plans totalled $473,552 and $455,269, respectively.

10.	Stock Option Plan

	Effective May 25, 1989, as amended on January 1, 1994, the Company established a stock option plan to create additional incentives for the Company's employees, consultants and directors to promote the financial success of the Company.
The Board of Directors has sole authority to select full-time employees, directors or consultants to receive awards of options for the purchase of stock under this plan. The maximum number of shares of common stock which may be issued pursuant to the stock option plan is 200,000. The price of the options is set at the stock's bid price on the date of the Board of Directors meeting at which the option is granted. Options expire no later than ten years from the date of grant (five years for greater than ten percent owners) or when employment ceases, whichever comes first, and vest over three years.


Stock option transactions under the plan for the years ended
September 30, 1996 and 1995, are summarized as follows:

                                           1996       1995

Options outstanding, beginning of year      46,174    30,800
Granted                                     85,600    21,100
Exercised                                   (8,787)   (5,726)
Cancelled                                   (5,000)        -
Options outstanding, end of year           117,987    46,174

Option price range                         $21.50 to    $17.75 to
                                           $29.00       $26.00
Options exercisable, end of year            19,012      15,714
Options available, end of year              51,850     132,450

10.		Stock Option Plan (continued)

	The Company applies APB Opinion No. 25 in accounting for its stock option plan, and, accordingly, no compensation cost has been recognized for the plan. FASB Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), is effective for fiscal years beginning after December 15, 1995.
 Adoption of SFAS 123 is optional; however, proforma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 will be required in the Company's financial statements for its fiscal year ending September 30, 1997.

11.	Supplemental Cash Flow Information

	For the years ended September 30, 1996 and 1995, income taxes paid, net of refunds, were $410,076 and $81,012, respectively. For the years ended September 30, 1996 and 1995, interest expense incurred and paid was $2,320 and $2,529, respectively.

12.	Business Segment Information

	During the year ended September 30, 1996, the Company's operations included two reportable segments: Satellite ground systems and electronic test instrumentation and equipment marketing.

	The Company provides satellite ground systems - computer systems for satellite command and control, data processing, simulation, and flight software validation. Customers for these systems include U.S. Government organizations such as National Aeronautics and Space Administration (NASA), the National Oceanic and Atmospheric Administration (NOAA), and the U.S. Air Force, as well as commercial satellite operators, both domestic and foreign.

	Through its wholly-owned subsidiary, IMI, the Company acts as a manufacturer's representative, selling electronic test instrumentation and equipment to customers primarily in Maryland, Virginia and the District of Columbia. (The
Company's other wholly-owned subsidiary, InterSys, provides consulting services for satellite design and procurement, but is presently inactive.)

12.	Business Segment Information (continued)

Summarized financial information is as follows:

                                      1996           1995
Net sales
     Satellite ground systems         $10,555,371    $10,503,423
     Marketing                            661,777        267,238

Income before taxes
     Satellite ground systems            343,797         615,413
     Marketing                           158,571         (39,227)

Identifiable assets
     Satellite ground systems          6,139,157       4,981,702
     Marketing                           405,351         163,918

Capital expenditures
     Satellite ground systems            305,220         216,896
     Marketing                             1,579             746

Depreciation and amortization
     Satellite ground systems            192,838         165,551
     Marketing                             3,478           3,100

	Identifiable assets of the respective segments include accounts receivable, property and equipment, and software development costs. Cash and cash equivalents and the remaining assets are considered corporate assets. There were no significant intercompany sales.

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                        INTEGRAL SYSTEMS, INC.


                        BY:		/s/
                        Steven R. Chamberlain
                        Chairman of the Board and
                        Chief Executive Officer

                        DATE:  5/13/97


                        BY:		/s/
                        Thomas L. Gough
                        President, Chief Operating
                        Officer
                        Director

                        DATE:  5/13/97


                        BY:		/s/
                        Elaine M. Parfitt
                        Chief Financial Officer,
                        Principal Accounting Officer

                        DATE:  5/13/97

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



          Signature	Titles                                Date


Chairman of the Board, Director, Chief Executive Officer
Steven R. Chamberlain                                     5/13/97

President, Chief Operating Officer, Director
Thomas L. Gough                                           5/13/97

Vice President of Quality Control,
Secretary & Treasurer; Director
Robert P. Sadler                                          5/13/97


Director
Bonnie K. Wachtel                                         5/13/97


Director
Dominic A. Laiti                                          5/13/97


Director
R. Doss McComas                                           5/13/97